EXHIBIT 10.18

To:	Petra Shipping Ltd
32 Karamanii Avenue
166 05 Voula
Greece

Fax no: +30 210 895 6900
Attention: Mr. George Papadopoulos

18 January 2008

Dear Sirs

Loan Agreement dated 11 January 2007 for a multi-currency loan of $36,000,000 to Petra Shipping Ltd (the “Loan Agreement”)

We refer to the Loan Agreement and to the conversion request you have sent us dated 17 January 2008 (the “New Conversion Request”). Please note that, pursuant to the New Conversion Request, Thirty Nine Million Eight Hundred Thousand and Thirteen Swiss Francs (CHF39,813,000) (the “Funds”) have been converted with value 18 January 2008 to Thirty Six Million One Hundred Seventy Thousand Six Hundred and Eighteen United States Dollars and Seventy Cents (USD36,170,618.70) at an exchange rate of 1,1007 $/CHF.

We note your acknowledgment of the excess amount of Four Million One Hundred Seventy Thousand Six Hundred and Eighteen United States Dollars and Seventy Cents (USD4,170,618.70) and agree to your request of waiving the requirement for additional cash collateral to be deposited to the Multicurrency Cash Collateral Account pursuant to clause 4.6 of Loan Agreement. Such waiver shall not in any way prejudice or affect the powers conferred upon the Bank under the Loan Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of the Loan Agreement and the other Security Documents.

In consideration of the above, we also hereby agree to your request that the repayment of aforementioned excess amount be applied to the remaining repayment instalments and the balloon repayment so that the current balance of the Loan being Thirty Eight Million One Hundred Seventy Thousand Six Hundred and Eighteen United States Dollars and Seventy Cents (USD38,170,618.70) be repayable in twenty-one instalments of One Million One Hundred Thousand United States Dollars (USD1,100,000) each plus a final repayment of Fifteen Million Seventy Thousand Six Hundred and Eighteen United States Dollars and Seventy Cents (USD15,070,618.70), all repayable in each of the Repayment Dates.

Finally, it is also hereby agreed that no further conversion of the Loan, currently denominated in United States Dollars, will be effected until the final maturity date of the Loan and hence the multicurrency option is hereby cancelled and the Loan will remain in United States Dollars until the final maturity date.

Words and expressions defined In the Loan Agreement shall have the same meaning when used herein.

This letter shall be governed by English law.

Please confirm your agreement to this letter by countersigning a copy of this letter.

Yours sincerely
For and on behalf of
Bayerische Hypo-und Vereinsbank Aktiengesellschaft

We acknowledge and agree to the above
for and on behalf Petra Shipping Limited